Filed pursuant to
                                                                  Rule 424(b)(2)
                                                     Registration No. 33-59791

                                 $500,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                   Medium-Term Subordinated Notes, Series E
               Due From 9 Months to 50 Years From Date of Issue

Pricing  Supplement,  dated January 25, 1996
     (To Prospectus Supplement, dated August 7, 1995, to Prospectus, dated August 7, 1995).

                              DESCRIPTION OF NOTES

      The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                6.60% Subordinated Notes Due January 15, 2008
                               (the "Notes").

Aggregate
 Principal Amount:             $3,329,000.00

 Price to Public:              100%

 Issue Date:                   January 30, 1996.

 Stated Maturity Date:         January 15, 2008.

 Interest Rate:                6.60%

 Interest Payment Dates:       Monthly on the 15th day of each month, commencing
                               on February 15, 1996, and at Stated Maturity.

 Regular Record Dates:         The first day of the month in which each Interest
                               Payment Date occurs.

 Sinking Fund:                 None.

 Redemption:                   The Notes are subject to redemption, in whole but
                               not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date, on or after January 15,
                               1999, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

 Selling Agent:                J.W. Korth & Co.

 Agent's Commission:           2.00%.

 Minimum Denomination:         $1,000.

 CUSIP Number:                 17303 MEP 0.